EXHIBIT 10.3

EMPLOYEE SUPPLEMENTAL COMPENSATION BENEFITS AGREEMENT

THIS AGREEMENT, made and entered into effective the first day of January, 2003, by and between Greater Bay Bancorp, a California corporation (hereinafter referred to as the “Employer”), and Steven C. Smith, an individual residing in the State of California (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee has been and continues to be a valued employee of the Employer; and

WHEREAS, since December 16, 1993, the Employee has participated in an Employee Supplemental Compensation Benefits Plan, which participation currently is reflected in an Employee Supplemental Compensation Benefits Agreement between the Employee and the Employer dated January 1, 1998;

WHEREAS, the Employee and the Employer desire to amend and replace the existing arrangement with one in which the benefits are less variable;

ACCORDINGLY, it is the desire of the Employer and the Employee to enter into this Agreement under which the Employer will agree to make certain payments to the Employee at retirement pursuant to this Agreement and both parties agree to terminate any and all prior agreements between the Employer and the Employee providing similar benefits, including but not limited to the Employee Supplemental Compensation Benefits Agreement between the Employee and the Employer dated January 1, 1998;

FURTHERMORE, it is the intent of the parties hereto that this Agreement be considered part of an unfunded arrangement maintained primarily to provide supplemental retirement benefits for a select group of highly compensated or management employees of Employer including the Employee (“Executive Plan”) for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Employer’s obligations under this Agreement shall be that of an unfunded unsecured promise to provide the benefits to the Employee set forth herein, and, except for the contributions, if any, to a secular trust to be established by the Employee as grantor, the Employee and the Employee’s beneficiaries shall be unsecured general creditors with respect to any benefits provided under the terms of this Agreement. The Employee is fully advised of the Employer’s financial status and has had substantial input into the design and operation of the Executive Plan; and

NOW, THEREFORE, in consideration of services to be performed by the Employee in the future as well as of the mutual promises and covenants herein contained, the Employee and the Employer agree as follows:

I.	EMPLOYMENT

Although this Agreement is intended to provide the Employee with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Employee and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Employee’s employment. This Agreement shall have no impact or effect upon any separate employment agreement that the Employee may have with the Employer, written or otherwise; it being the parties’ intention and agreement that unless this Agreement is specifically referenced in any such employment agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart from, and shall have no effect upon, or be affected by, the terms and provisions of any such employment agreement.

II.	ADDITIONAL BENEFIT

The supplemental compensation benefits provided by this Agreement are granted by the Employer as an additional benefit to the Employee and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Employee has no option to take any current payment or bonus in lieu of these supplemental compensation benefits except as set forth hereinafter. No death benefits are provided under this Agreement, except for any Supplemental Benefits provided through a secular trust pursuant to Paragraph VIII. No benefits, other than any Supplemental Benefits provided through a secular trust pursuant to Paragraph VIII, are payable under this Agreement following the death of the Employee to any beneficiary, devisee, heir, successor or estate.

III.	NORMAL RETIREMENT DATE AND EARLY RETIREMENT DATE

A.	Normal Retirement Date:

“Normal Retirement Date” shall mean the first day of the month following the Employee’s termination of employment with Employer other than by reason of Cause (as defined in Subparagraph VI.C below) or the Employee’s death, provided that the Employee remains in continuous active employment with the Employer through the date on which the Employee attains age sixty-two (62) years.

B.	Early Retirement Date:

“Early Retirement Date” shall mean the first day of the month following the Employee’s termination of employment with Employer prior to the Employee attaining age sixty-two (62) years, other than by reason of Cause (as defined in Subparagraph VI.C below) or the Employee’s death, provided that the Employee remains in continuous active employment with the Employer through the date on which the Employee attains age fifty-nine and one-half (59-1/2) years.

IV.	NORMAL RETIREMENT BENEFIT

If the Employee’s employment with the Employer terminates upon the Normal Retirement Date, the Employer shall pay the Employee an annual benefit equal to one hundred twenty-nine thousand two hundred fifty-four dollars ($129,254.00). Said benefit shall be paid in equal monthly installments of ten thousand seven hundred seventy-one and 17/100ths dollars ($10,771.17) (each 1/12 of the annual benefit) on the first day of each month beginning with the Normal Retirement Date and continuing through the first day of the month in which the Employee’s death occurs. The annual and monthly benefit amounts set forth above shall be increased by three percent (3%) on the first anniversary of the Normal Retirement Date, and the adjusted annual and monthly benefit amounts shall be increased by three percent (3%) each year thereafter on each subsequent anniversary of the Normal Retirement Date.

V.	EARLY RETIREMENT BENEFIT

If the Employee’s employment with the Employer terminates upon the Early Retirement Date, the Employer shall pay the Employee an annual benefit equal to the annual normal retirement benefit amount specified in Paragraph IV reduced by a factor of five-twelfths of one percent (5/12%) per month for each month that the Early Retirement Date precedes the first day of the month following the month in which the Employee attains age sixty-two (62) years. Said benefit shall be paid in equal monthly installments (each 1/12 of the annual benefit) on the first day of each month beginning with the Early Retirement Date and continuing through the first day of the month in which the Employee’s death occurs. These annual and monthly benefit amounts shall be increased by three percent (3%) on the first anniversary of the Early Retirement Date, and the adjusted annual and monthly benefit amounts shall be increased by three percent (3%) each year thereafter on each subsequent anniversary of the Early Retirement Date.

Example: Assuming that the Early Retirement Date is the first day of the month following the month in which the Employee attains age sixty (60) years, the early retirement benefit would be 10% (5/12 % x 24 months) less than the normal retirement benefit specified in Paragraph IV.

VI.	OTHER TERMINATION OF EMPLOYMENT

A.	Termination by the Employer without Cause:

If the Employee’s employment is terminated by the Employer without Cause (as defined in Subparagraph VI.C below) prior to the date on which the Employee attains age fifty-nine and one-half (59-1/2) years, and such termination is not subject to the provisions of Paragraph VII below, the Employee shall be entitled to be paid a retirement benefit that is the amount specified in Paragraph IV and in the form and duration specified in Paragraph IV, commencing on the first day of the month following the date on which the Employee attains age sixty-two (62) years.

B.	Voluntary Termination by the Employee:

If the Employee voluntarily terminates his or her employment with the Employer prior to the date on which the Employee attains age fifty-nine and one-half (59-1/2) years, and such termination is not subject to the provisions of Paragraph VII below, then the Employee shall be entitled to be paid a retirement benefit in the amount, form and duration specified in Paragraph IV, commencing on the first day of the month following the date on which the Employee attains age sixty-two (62) years.

C.	Termination by the Employer for Cause:

If the Employee’s employment is terminated by the Employer for Cause at any time, the Employee shall not be entitled to receive any retirement benefits under this Agreement.

The term “Cause” shall mean any of the following that has a material adverse effect upon the Employer:

(i)	The Employee’s deliberate violation of any state or federal banking or securities law; or

(ii)	The Employee’s deliberate violation of the Bylaws, rules, policies or resolutions of the Employer; or

(iii)	The Employee’s deliberate violation of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Employer; or

(iv)	The Employee’s conviction of any felony; or

(v)	The Employee’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct.

D.	Termination by Reason of the Employee’s Disability Prior to Age 62:

In the event the Employee’s employment with the Employer terminates as the result of the Employee’s Disability prior to the Employee attaining age sixty-two (62) years, the Employee shall be entitled to be paid a normal retirement benefit in the amount, form and duration specified in Paragraph IV, commencing on the first day of the month following the Employee’s attaining age sixty-two (62) years. In the event the Employee’s employment with the Employer terminates as the result of the Employee’s Disability prior to the Employee attaining age sixty-two (62) years, the Employee may elect to receive an early retirement benefit (in lieu of the normal retirement benefit) in the amount, form and duration determined under Paragraph V, commencing on the first day of any month elected by the Employee following the later of the Employee’s termination of employment with Employer or the Employee’s attaining age fifty-nine and one-half (59-1/2) years. The Employee shall make any such election in writing delivered to the Employer or its successor not later than the earlier of (a) six (6) months prior to the termination of the Employee’s employment with Employer or (b) one (1) year prior to the date on which the early retirement benefit is to commence. Any election made after the earlier of such dates shall not take effect, and the last such election, if any, made on or before the earlier of such dates shall be effective.

The term “Disability” shall have the same meaning given such term in any policy of long-term disability insurance maintained by the Employer for the benefit of its employees including the Employee at the time of the Employee’s termination of employment. In the absence of such a long-term disability insurance policy, the term “Disability” shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of the Employee’s duties on behalf of the Employer for at least ninety (90) days.

VII.	CHANGE IN CONTROL

A.	Definition of Change In Control:

The term “Change in Control” shall mean the first to occur of any of the following events:

(i)	Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the capital stock of the Employer entitled to vote in the election of directors, other than a group of two or more persons not (a) acting in concert for the purpose of acquiring, holding or disposing of such stock or (b) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Employer which requires the reporting of any change in control;

(ii)

During any period of not more than two (2) consecutive years during which the Employer continues in existence, not including any period prior to the effective date of this Agreement, individuals who, at the beginning of such period, constitute the Board of Directors of the Employer, and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in clause (i), (iii), (iv) or (v) of this Subparagraph VII.A) whose appointment to such Board of Directors or nomination for election to such Board of Directors was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board of Directors;

(iii)	The effective date of any consolidation or merger of the Employer (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (a) a consolidation or merger of the Employer in which the holders of the voting capital stock of the Employer immediately prior to the consolidation or merger hold more than fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (b) a consolidation or merger of the Employer with one or more other persons that are within a “controlled group of corporations” (as that term is defined in section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)) in which the Employer is a member (or for noncorporate entities have a similar relationship to the Employer) immediately prior to the consolidation or merger;

(iv)	The shareholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; or

(v)	The shareholders of the Employer approve the sale or transfer of substantially all of the Employer’s assets to one or more persons that are not within a “controlled group of corporations” (as that term is defined in section 1563 of the Code) in which the Employer is a member (or for noncorporate entities do not have a similar relationship to the Employer) immediately prior to the sale or transfer.

B.	Termination by the Employer in Connection with a Change in Control:

(i)

In the event the Employee’s employment with the Employer is terminated by the Employer “in connection with a Change in Control” (as defined below), the Employee shall be entitled to be paid a normal retirement benefit in the amount, form and duration specified in Paragraph IV, commencing on the first day of the month following the later of the Employee’s termination of employment with Employer or the Employee’s attaining age sixty-two (62) years, without any reduction for commencement prior to the Normal Retirement Date. In the event the

Employee’s employment with the Employer is terminated by the Employer “in connection with a Change in Control” (as defined below), the Employee may elect to receive an early retirement benefit (in lieu of the normal retirement benefit) in the amount, form and duration determined under Paragraph V. Such early retirement benefit shall commence on the first day of any month elected by the Employee following the later of the Employee’s termination of employment with Employer or the Employee’s attaining age fifty-nine and one-half (59-1/2) years. The Employee shall make any such election in writing delivered to the Employer or its successor not later than the earlier of (a) six (6) months prior to the termination of the Employee’s employment with Employer or (b) one (1) year prior to the date on which the early retirement benefit is to commence. Any election made after the earlier of such dates shall not take effect, and the last such election, if any, made on or before the earlier of such dates shall be effective.

(ii)	For purposes of this Paragraph VII, atermination shall be deemed to be “in connection with a Change in Control” if, within two (2) years following the occurrence of a Change in Control: (a) the Employee’s employment with the Employer is terminated by the Employer other than a Termination for Cause; or (b) by reason of the Employer’s actions any adverse and material change occurs in the scope of the Employee’s position, responsibilities, duties, salary, benefits or location of employment; or (c) the Employer causes an event to occur which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by forcing a resignation or otherwise) of the Employee’s employment.

C.	Section 280G Benefits Adjustment:

If all or any portion of the amounts payable to the Employee under this Agreement, either alone or together with other payments which the Employee has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Employer (and its successor) shall increase the amounts payable under this Agreement to the extent necessary to afford the Employee substantially the same economic benefit under this Agreement as the Employee would have received had no such excise tax been imposed on the payments due the Employee under this Agreement. The determination of the amount of any such excise taxes shall be made initially by the independent accounting firm employed by the Employer immediately prior to the occurrence of the event constituting a Change in Control.

If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable to the Employee is greater than the amount initially so determined, then the Employer (or its successor) shall pay to the Employee an amount equal to the sum of (i) such additional excise taxes, and (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse the Employee substantially for any income, excise or other taxes payable by the Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii).

VIII.	SUPPLEMENTAL BENEFIT THROUGH SECULAR TRUST

In addition to the retirement, termination and Change in Control benefits described in Paragraphs IV, V, VI and VII above, the Employer shall provide to Employee or Employee’s beneficiary the supplemental benefits specified in Schedule “A” of this Agreement (the “Supplemental Benefits”). The Employee has established a secular trust, identified as the Steven C. Smith Secular Trust dated as of May 1, 2001, a copy of which is attached hereto as Schedule “C” (the “Trust”). The Employer shall make contributions to the Trust as specified in Schedule “A” of this Agreement. The contributions shall be deposited into an account, which constitutes the Trust Fund as defined in the Trust. Notwithstanding anything, contained herein to the contrary, the Trust Fund shall not be subject to the claims of the Employer’s general creditors except as may be expressly stated in the Trust. In the event of a conflict between the provisions of the Trust and this Agreement, the provisions of the Trust shall control.

IX.	RESTRICTIONS ON FUNDING

Except as provided in Paragraph VIII above, the Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Employee, and any successor in interest, shall be and remain simply a general creditor of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Employer reserves the absolute right, at its sole discretion, either to set aside, earmark or entrust assets relating to the obligations undertaken by this Agreement or to refrain from setting aside, earmarking or entrusting any such assets, and to determine the extent, nature and method of such setting aside, earmarking or entrusting. Should the Employer elect to set aside, earmark or entrust assets relating to this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Employer reserves the absolute right, in its sole discretion, to dispose of such assets, to discontinue making payments related to such assets, or otherwise to terminate any arrangement by which such setting aside, earmarking or entrusting is made, at any time, in whole or in part. At no time shall any Employee have any lien, right, title or interest in any specific investment or assets of the Employer.

If the Employer elects to invest in a life insurance, disability or annuity policy on the life of the Employee, then the Employee shall assist the Employer by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

Notwithstanding anything hereinabove to the contrary, the Employer and the Employee acknowledge and agree that the Employer shall establish, not later than the effective date of any Change in Control that may occur, a Rabbi Trust or multiple Rabbi Trusts (collectively, the “Trust”) upon such terms and conditions as the Employer in its sole discretion deems appropriate and in compliance with applicable provisions of the Code in order to permit the Employer to make contributions and/or transfer assets to the Trust to discharge its obligations pursuant to this Agreement. The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement, except that the principal of the Trust and any earnings thereon shall continue to be subject to the claims of the Employer’s general creditors until paid to the Employee in such manner and at such times as specified in this Agreement.

X.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

The Employee shall have no power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Employee attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, such attempted assignment, commutation, hypothecation, transfer or disposal of the benefits shall be void, and the Employer shall have no obligation to make any payment pursuant to it.

B.	Binding Obligation of the Employer and any Successor in Interest:

The Employer shall not merge or consolidate into or with another entity or sell substantially all of its assets to another entity, firm or person until such entity, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Employer under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Employee and the Employer.

D.	Gender:

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as being in others of the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Employee Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Employee to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Employer’s existing or future compensation structure. However, any payments made under this Agreement shall not constitute compensation for purposes of determining benefits under any other plan or arrangement.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of California, other than those laws denominated choice of law rules and except to the extent that state law is preempted by ERISA or other federal law, and, where applicable, shall be governed by the rules and regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors and the Office of the Comptroller of the Currency.

H.	12 U.S.C. § 1828(k):

Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

I.	Entire Agreement:

This Agreement, including the schedules and exhibits attached hereto and incorporated herein by this reference, contains all of the covenants and agreement, and supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

J.	Waiver of Prior Plan Benefit:

The Employee is a participant in an Employee Supplemental Compensation Benefits Plan, which participation currently is reflected in an Employee Supplemental Compensation Benefits Agreement between the Employee and the Employer. It is an express condition precedent to the effectiveness of this Agreement that the Employee execute and deliver the Waiver of Prior Plan Benefit attached as Schedule “B” to this Agreement terminating the Employee’s rights under such prior plan and any related agreement(s), whether written or oral, and under any other supplemental benefit plan provided by the Employer which affords the Employee benefits in the event of the Employee’s retirement or a Change in Control of the Employer.

K.	Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Agreement shall remain in full force and effect notwithstanding such partial invalidity.

L.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer to discharge the Employee, or restrict the right of the Employee to terminate employment.

M.	Notices:

Any notice required or permitted of either the Employee or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Greater Bay Bancorp 1870 Broadway Redwood City, CA 94063 Attention: Human Resources
If to the Employee:	Steven C. Smith Address City, State, Zip

N.	Opportunity To Consult With Independent Advisors:

The Employee acknowledges that the Employee has been afforded the opportunity to consult with independent advisors of his or her choosing, including, without limitation, legal counsel, accountants and tax advisors, regarding (i) the benefits granted to the Employee under the terms of this Agreement, (ii) the terms and conditions which may affect the amount of and the Employee’s right to these benefits, (iii) the benefits Employee is waiving under prior plans and agreements, and (iv) the personal tax effects of the benefits granted to the Employee under the terms of this Agreement, including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Employee acknowledges and agrees shall be the sole responsibility of the Employee notwithstanding any other term or provision of this Agreement. The Employee further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Employee and further specifically waives any right for the Employee and his or her heirs, beneficiaries, legal representatives, agents, successors, and assigns to claim or assert liability on the part of the Employer related to the matters described above in this subparagraph. The Employee further acknowledges and agrees that the Employee has read, understands and consents to all of the terms and conditions of this Agreement, and that the Employee enters into this Agreement with a full understanding of its terms and conditions.

XI.	ADMINISTRATIVE PROVISIONS AND CLAIMS PROCEDURE

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of the Executive Plan, of which this Agreement is a part, shall be the Employer until its resignation or removal by the Employer’s Board of Directors. As Named Fiduciary and Plan Administrator, the Employer shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary and Plan Administrator shall have sole discretion and authority to interpret the Executive Plan and this Agreement and to decide all questions regarding eligibility for and the amount of any benefits to be provided under the Executive Plan and this Agreement. The Named Fiduciary and Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

In the event a dispute arises over benefits under the Executive Plan or this Agreement and benefits are not paid to the Employee and a claimant feels that he or she is entitled to receive such benefits, then a written claim for benefits must be made to the Named Fiduciary and Plan Administrator named above. The Named Fiduciary and Plan Administrator shall give any such written claim a full and fair review. If the claim is denied, in whole or in part, the Named Fiduciary and Plan Administrator will furnish the claimant with a written notice of this denial. This written notice must be provided to the claimant within a reasonable period of time (generally 90 days) after the receipt of the claim by the Named Fiduciary and Plan Administrator. There may be times when this 90-day period will be extended. Such an extension may be made, however, only where there are special circumstances that are communicated to the claimant in writing within the initial 90-day period. If there is an extension, the Named Fiduciary and Plan Administrator will render a decision as soon as possible, but not later than 180 days after receipt by the Named Fiduciary and Plan Administrator of the written claim. The written notice of denial must provide a specific reason or reasons for such denial, specific reference to the provisions of the Executive Plan or this Agreement upon which the denial is based, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary. The written notice of denial shall further indicate the additional steps to be taken by the claimant if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail act on the claim within the initial 90-day period or any extension thereof. If the claimant does not request a review of the denial of his or her claim in accordance with the procedures set forth below, the decision of the Named Fiduciary and Plan Administrator on such claim shall be final and binding on all parties.

C.	The Claims Review Procedure:

If a claim for benefits is denied or deemed denied, and the claimant desires a second review, the claimant must file a request for review, in writing, with the Named Fiduciary and Plan Administrator. SUCH A REQUEST FOR REVIEW MUST BE SUBMITTED NO LATER THAN 60 DAYS AFTER THE CLAIMANT RECEIVES WRITTEN NOTIFICATION OF THE DENIAL OF THE ORIGINAL CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE ORIGINAL CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF THE CLAIM. The claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Named Fiduciary and Plan Administrator. The Named Fiduciary and Plan Administrator will give the request for review a full and fair review. If the claim is denied on such second review, the Named Fiduciary and Plan Administrator will provide you with written notice of this denial within 60 days of the Named Fiduciary and Plan Administrator’s receipt of the written request for review. There may be times when this 60-day period may be extended. Such an extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the initial 60-day period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days after receipt by the Named Fiduciary and Plan Administrator of your claim for review. The Named Fiduciary and Plan Administrator’s decision on your request for review will be communicated to you in writing and will include specific references to the pertinent provisions of the Executive Plan or this Agreement on which the decision is based. If the Named Fiduciary and Plan Administrator’s decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review. The decision of the Named Fiduciary and Plan Administrator on such a review shall be final and binding on all parties.

D.	Arbitration:

All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Named Fiduciary and Plan Administrator in its sole and absolute discretion, shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Subparagraph XI.E below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

E.	Attorneys Fees:

In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

XII.	DISCRETION OF THE BOARD TO ACCELERATE PAYOUT

Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Employer may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that the Employee: (i) consents to the revised payment terms determined appropriate by the Employer’s Board of Directors; and (ii) does not negotiate or in anyway influence the terms of proposed altered/accelerated payment (said decision to be made solely by the Employer’s Board of Directors and offered to the Employee on a “take it or leave it” basis).

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

GREATER BAY BANCORP

/s/ Linda M. Iannone	By:	/s/ David L. Kalkbrenner

Witness		David L. Kalkbrenner President & CEO

EMPLOYEE

/s/ Linda M. Iannone	/s/ Steven C. Smith

Witness	Steven C. Smith

SCHEDULE A

SUPPLEMENTAL BENEFITS

Provided that the Employee has not exercised the Employee’s withdrawal rights under the Trust, the Employer shall make contributions to the Trust pursuant to Paragraph VIII of this Agreement, based on the table below. Contributions shall be grossed up for federal and state income taxes at the maximum marginal individual rates and for FICA and other employment taxes applicable to Employee on such contributions, so that the net contributions made to the the Trust shall have no incremental tax impact on the Employee.

Year	Net Annual Contribution to Trust
2002	$ 89,724
2003	$ 92,703
2004	$ 95,942
2005	$ 99,460
2006	$103,279
2007	$107,424
2008	$111,918
2009	$116,789
2010	$122,067
2011	$127,782
2012	$133,968
2013	$140,660

The aggregate amount of the foregoing contributions shall be subject to adjustment, from time to time, to ensure that the Trust is adequately funded to afford the Employee with a projected defined benefit equal to Ninety Four Thousand Two Hundred Forty Seven Dollars ($94,247) per annum for twenty (20) years commencing the year in which the Employee attains age sixty-two (62) with annual increases of 3% thereafter. In the event that the contributions made by the Employer to the Trust as provided above are determined to be insufficient to fund the foregoing Supplemental Benefits, the Employer shall make such further contributions to the Trust as may be necessary to fund fully such Supplemental Benefits. Such determination and adjusting contributions, if required, may be made from time to time at the discretion of the Employer, but in all events not later than the date on which the Employee becomes eligible to begin receiving a retirement benefit under this Agreement. Provided that the foregoing final adjusting contribution, if required, has been made, the Employer shall have no obligation to make further contributions to the Trust once the Employee begins receiving a retirement benefit under this Agreement.

Notwithstanding anything herein or in the Agreement to the contrary, the obligation of the Employer to make the contributions to the Trust as specified above shall terminate automatically upon the forfeiture or other termination of the Employee’s right to receive a retirement benefit under this Agreement.

SCHEDULE B

WAIVER OF PRIOR PLAN BENEFITS

In consideration for the retirement and other benefits made available to the Employee by this Employee Supplemental Compensation Benefits Agreement (the “Agreement”), the Employee acknowledges and agrees as follows:

(a) The Employee is a party to that certain Employee Supplemental Compensation Benefits Agreement made with the Employer or its predecessor dated January 1, 1998 (the “Prior Plan Agreement”);

(b) The Agreement and the benefits provided under the Agreement substitute for the Prior Plan Agreement and the benefits provided thereunder;

(c) The Prior Plan Agreement and the benefits otherwise to be provided thereunder are hereby terminated effective as of the date of this Agreement (except that any “Waiver of Prior Plan Benefits” set forth therein shall remain in full force and effect);

(d) The Employee hereby waives and relinquishes for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successors and assigns, any and all right, entitlement and interest that the Employee has or may have pursuant to the Prior Plan Agreement and the benefits thereunder;

(e) The Employee accepts the benefits afforded by the Agreement in full and complete satisfaction and substitution for the benefits otherwise provided by the Prior Plan Agreement; and

(f) Without limiting the scope and effect of Subparagraph X.N of the Agreement, the Employee (i) has had an opportunity to consult with legal, tax and financial advisors of the Employee’s own choice in determining whether to enter into the Agreement and this Waiver, (ii) understands the benefits that were to be provided to the Employee and to his or her surviving spouse or beneficiaries under the Prior Plan Agreement and the terms and conditions that applied to such benefits, (iii) understands that the effect of this Waiver is to terminate, waive and relinquish forever all rights, entitlements and interests that the Employee has or may have under the Prior Plan Agreement and the benefits thereunder as a condition to receiving benefits under the Agreement; and (iv) the Employee is entering into the Agreement and this Waiver voluntarily and with full appreciation of the effects of doing so.

Dated: ,

Insert Name of Employee

I consent to and agree to be bound by the foregoing Waiver:

Insert Name of Employee’s Spouse